                                                              EXHIBIT (d)(2)(ii)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                    BETWEEN

                                 ING FUNDS TRUST

                                      AND

                              ING INVESTMENTS, LLC

                                                   ANNUAL INVESTMENT MANAGEMENT FEE
                                                   --------------------------------
SERIES                                        (as a percentage of average daily net assets)
------
ING GNMA Income Fund                              0.47% on first $ 1 billion of assets
                                                   0.40% on next $4 billion of assets
                                                       0.35% on assets thereafter


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